Exhibit 4.3

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”), is made as of the 18th day of September, 2019 by and among Inventiva S.A., a société anonyme organized under the laws of the French Republic, (the “Company”), and each of the investors listed on Schedule A hereto, each of which is referred to in this Agreement as an “Investor.”

RECITALS

WHEREAS, the Company and the Investors are parties to ordinary share subscription agreements in substantially the form attached hereto as Exhibit A (the “Subscription Agreement”);

WHEREAS, certain of the shares issued to Investors pursuant to the Subscription Agreements are “restricted securities” (as defined in Rule 144(a)(3) under the Securities Act); and

WHEREAS, in order to induce the Company to enter into the Subscription Agreement and to induce the Investors to invest funds in the Company pursuant to the Subscription Agreements and in order to assist the Investors in the event the Investors are not able to avail themselves of an exemption from the registration requirements of the Securities Act (as defined below) with respect to future transfers of the Investor Shares (as defined below), the Investors and the Company hereby agree that this Agreement shall provide certain rights, on a non- exclusive basis, to the Investors to cause the Company to register the Investor Shares.

NOW, THEREFORE, the parties hereby agree as follows:

1.                                      Definitions. For purposes of this Agreement:

1.1                               “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including without limitation any general partner, managing member, officer, director or trustee of such Person, or any venture capital fund or registered investment company now or hereafter existing that is controlled by one or more general partners, managing members or investment adviser of, or shares the same management company or investment adviser with, such Person.

1.2                               “Articles of Association” means the Company’s Articles of Association, as amended and/or restated from time to time.

1.3                               “Damages” means any loss, damage, claim or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage, claim or liability (or any action in respect thereof) arises out of or is based upon: (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.

1.4                               “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.5                               “Excluded Registration” means (i) a registration relating to the sale or grant of securities to employees of the Company or a subsidiary pursuant to a share option, share purchase, equity incentive or similar plan; (ii) a registration relating to an SEC Rule 145 transaction; (iii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Investor Shares; (iv) a registration in which the only Ordinary Shares being registered are not U.S. Shares; and (v) a registration in which the only Ordinary Shares being registered are Ordinary Shares issuable upon conversion of debt securities that are also being registered.

1.6                               “Form F-1” and “Form S-1” mean such forms under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC.

1.7                               “Form F-3” and “Form S-3” means such forms under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits forward incorporation of substantial information by reference to other documents filed by the Company with the SEC.

1.8                               “Holder” means any holder of Investor Shares who is a party to this Agreement.

1.9                               “Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including, adoptive relationships, of a natural person referred to herein.

1.10                        “Initiating Holders” means, collectively, Holders who properly initiate a registration request under this Agreement.

1.11                        “Investor Shares” means (i) Ordinary Shares issued to Investors pursuant to the Subscription Agreement, including any securities of the Company issued in exchange therefor and any such Ordinary Shares represented in the future by American Depositary Shares or American Depositary Receipts and excluding any Investor Shares sold by a Person in a transaction in which the applicable rights under this Agreement are not assigned pursuant to Section 3 and (ii) Ordinary Shares held by Investors that become party to this Agreement pursuant to Subsection 3.9 and that are not party to a Subscription Agreement.

1.12                        “IPO” means the Company’s first underwritten public offering of its Ordinary Shares under the Securities Act.

1.13                        “Ordinary Shares” means the Company’s ordinary shares, of €0.01 nominal value each and includes ordinary shares in the form of American Depositary Shares or American Depositary Receipts.

1.14                        “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

1.15                        “SEC” means the Securities and Exchange Commission.

1.16                        “SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

1.17                        “SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act.

1.18                        “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.19                        “Selling Expenses” means all underwriting discounts, selling commissions, and share transfer taxes applicable to the sale of Investor Shares, and fees and disbursements of counsel for any Holder.

1.20                        “U.S. Investor Shares” means Investor Shares that are U.S. Shares.

1.21                        “U.S. Listing” means any registration under the Exchange Act of any class of securities issued by the Company.

1.22                        “U.S. Shares” means shares of the same class of security registered in any U.S. Listing.

2.                                      Registration Rights. The Company covenants and agrees as follows:

2.1                               Demand Registration.

(a)                                 Form F-1 Demand. If at any time after ninety (90) days after the effective date of a registration statement relating to a U.S. Listing the Company receives a request from (i) for so long as it remains a Holder of at least 50% of Investor Shares (subject to appropriate adjustment for any share splits, share dividends, combinations, recapitalizations and the like) (such number of Investor Shares, the “Minimum Shares”), New Enterprise Associates 17, L.P. (together, with its Affiliates, “NEA”), or (ii) in the event that NEA is no longer a Holder of the Minimum Shares, Holders of at least fifty percent (50%) of the Investor Shares then held by Holders (the Holders in clauses (i) or (ii), as applicable, the “Required Holders”), that the Company file a registration statement with respect to the U.S. Investor Shares then held by such Initiating Holders, then the Company shall (x) within ten (10) days after the date such request is given, give notice thereof (the “Demand Notice”) to all Holders other than the Initiating Holders; and (y) as soon as practicable, use its best efforts to file (i) a Form F-1 or, if applicable, Form S-1 registration statement under the Securities Act or (ii) if the Company is eligible, a Form F-3 or, if applicable, Form S-3 registration statement under the Securities Act, in each case covering all U.S. Investor Shares that the Initiating Holders requested to be registered and any additional U.S. Investor Shares requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Subsections 2.1(b).

(b)                                 Notwithstanding the foregoing obligations, if the Company furnishes to Holders requesting a registration pursuant to this Subsection 2.1 a certificate signed by the Company’s chief executive officer stating that in the good faith judgment of the Company’s Board of Directors it would be materially detrimental to the Company and its shareholders for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under the Securities Act or Exchange Act, then the Company shall have the right to defer taking action with respect to such filing, and any time periods with respect to filing or effectiveness thereof shall be tolled correspondingly, for a period of not more than sixty (60) days after the request of the Initiating Holders is given; provided, however, that the Company may not invoke this right more than once in any twelve month period; and provided further that the Company shall not register any securities for its own account or that of any other shareholder during such sixty (60) day period other than an Excluded Registration.

(c)                                  The Company shall not be obligated to effect, or to take any action to effect, the registration pursuant to Subsection 2.1(a) (i) during the period that is sixty (60) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is ninety (90) days after the effective date of, a Company-initiated registration, provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; or (ii) after the Company has effected one registration pursuant to Subsection 2.1(a). A registration shall not be counted as “effected” for purposes of this Subsection 2.1(c) until such time as the applicable registration statement has been declared effective by the SEC, unless the Initiating Holders withdraw their request for such registration and elect not to pay the registration expenses therefor, in which case such withdrawn registration statement shall be counted as “effected” for purposes of this Subsection 2.1(c); provided, that if such withdrawal is during a period the Company has deferred taking action pursuant to Subsection 2.1(b), then the Initiating Holders may withdraw their request for registration and such registration will not be counted as “effected” for purposes of this Subsection 2.1(c).

2.2                               Obligations of the Company. Whenever required under this Section 2 to effect the registration of any Investor Shares, the Company shall, as expeditiously as reasonably possible:

(a)                                 prepare and file with the SEC a registration statement with respect to such Investor Shares and use its reasonable best efforts to cause such registration statement to become effective and, unless the Holders of a majority of the shares registered thereunder request otherwise in writing, keep such registration statement effective until the distribution contemplated in the registration statement has been completed or the rights of the Holders of Investor Shares hereunder are terminated in accordance with Section 2.10;

(b)                                 prepare and file with the SEC such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to comply with the Securities Act and to otherwise ensure that it contains materially accurate information with respect to the Company and no omission that would make the statements contained therein materially misleading, in order to enable the disposition of all securities covered by such registration statement;

(c)                                  furnish to the selling Holders such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as the Holders may reasonably request in order to facilitate their disposition of their Investor Shares;

(d)                                 to the extent the Company is not legally permitted to register the full number of Investor Shares requested to be registered, the Company shall register as many of such Investor Shares as it is legally permitted to do so pursuant to the applicable registration statement and, with respect to all such Investor Shares not so registered, shall use its reasonable best efforts to cause such Investor Shares to be registered pursuant to a registration statement as set forth in this Agreement to the greatest extent and at the earliest opportunity practicable (in such event, any reference to a “registration statement” hereunder shall be deemed to include all such registration statements);

(e)                                  use its reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the selling Holders; provided that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(f)                                   in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;

(g)                                  use its reasonable best efforts to cause all such Investor Shares covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;

(h)                                 provide a transfer agent and registrar or depositary, as applicable, for all Investor Shares registered pursuant to this Agreement and provide a CUSIP number for all such Investor Shares, in each case not later than the effective date of such registration;

(i)                                     promptly make available for inspection by the Holders to the extent permitted by and in accordance with French law and regulations, and any underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;

(j)                                    notify each selling Holder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed; and

(k)                                 after such registration statement becomes effective, notify each selling Holder of any request by the SEC that the Company amend or supplement such registration statement or prospectus.

2.3                               Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Investor Shares of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Ordinary Shares beneficially owned by it, and the intended method of disposition of such securities as is reasonably required under applicable law to effect the registration of such Holder’s Investor Shares.

2.4                               Expenses of Registration. All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to Section 2, including all registration, filing, and qualification fees, printers’ and accounting fees; fees and disbursements of counsel for the Company; and the reasonable fees and disbursements of one counsel for the selling Holders in an amount not to exceed $50,000.00 shall be borne and paid by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Subsection 2.1 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Investor Shares to be registered (in which case all selling Holders shall bear such expenses pro rata based upon the number of Investor Shares that were to be included in the withdrawn registration); provided further that if, at the time of such withdrawal, the Holders shall have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness after learning of such information then the Holders shall not be required to pay any of such expenses and shall not forfeit their right to one registration pursuant to Subsections 2.1(a). All Selling Expenses relating to Investor Shares registered pursuant to this Section 2 shall be borne and paid by the Holders pro rata on the basis of the number of Investor Shares registered on their behalf.

2.5                               Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.6                               Indemnification. If any Investor Shares are included in a registration statement under this Section 2:

(a)                                 To the extent permitted by law, the Company will indemnify and hold harmless each selling Holder, and the partners, members, officers, directors, and stockholders of each such Holder; legal counsel and accountants for each such Holder; any underwriter (as defined in the Securities Act) for each such Holder; and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages, and the Company will pay to each such Holder, underwriter, controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Subsection 2.6(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable for any Damages solely to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Holder, underwriter, controlling Person, or other aforementioned Person expressly for use in connection with such registration.

(b)                                 To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, each Person (if any), who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter (as defined in the Securities Act), any other Holder selling securities in such registration statement, and any controlling Person of any such underwriter or other Holder, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Holder expressly for use in connection with such registration; and each such selling Holder will pay to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Subsection 2.6(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided further that in no event shall the aggregate amounts payable by any Holder by way of indemnity or contribution under Subsections 2.6(b) and 2.6(d) exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of fraud or willful misconduct by such Holder.

(c)                                  Promptly after receipt by an indemnified party under this Subsection 2.6 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Subsection 2.6, give the indemnifying party notice of the commencement thereof. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action. The failure to give notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Subsection 2.6, solely to the extent that such failure materially prejudices the indemnifying party’s ability to defend such action. The failure to give notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Subsection 2.6.

(d)                                 To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either: (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Subsection 2.6 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Subsection 2.6 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Subsection 2.6, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case (x) no Holder will be required to contribute any amount in excess of the public offering price of all such U.S. Investor Shares offered and sold by such Holder pursuant to such registration statement, and (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall a Holder’s liability pursuant to this Subsection 2.6(d), when combined with the amounts paid or payable by such Holder pursuant to Subsection 2.6(b), exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of willful misconduct or fraud by such Holder.

(e)                                  Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Holders under this Subsection 2.6 shall survive the completion of any offering of Registrable Securities in a registration under this Section 2, and otherwise shall survive the termination of this Agreement.

2.7                               Reports Under Exchange Act. With a view to making available to the Holders the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form F-3 or Form S-3, the Company shall:

(a)                                 make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the registration statement filed by the Company for the U.S. Listing;

(b)                                 use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after the Company has become subject to such reporting requirements); and

(c)                                  furnish to any Holder, so long as the Holder owns any Investor Shares, forthwith upon request (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the registration statement filed by the Company for the U.S. Listing), the Securities Act, and the Exchange Act (at any time after the Company has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after the Company so qualifies) and (ii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration (at any time after the Company has become subject to the reporting requirements under the Exchange Act) or pursuant to Form S-3 (at any time after the Company so qualifies to use such form).

2.8                               Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the written consent of the Required Holders, grant any registration rights to any Person that would reasonably be expected to delay or impair the registration of the Investor Shares held by the Holders party to this Agreement, the performance of the Company’s obligations hereunder or the exercise of the Holders’ rights hereunder.

2.9                               “Market Stand-off” Agreement. Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the registration by the Company of Ordinary Shares or any other equity securities under the Securities Act on a registration statement on Form F-1 or Form F-3, or, if applicable, Form S-1 or Form S-3, as well as the earlier of (i) the delivery of a visa on the prospectus granted by the Autorité des marchés financiers or (ii) the date of publication of a launch press release in France regarding a public offering and ending on the date specified by the Company and the managing underwriter (such period not to exceed ninety (90) days, or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (1) the publication or other distribution of research reports, and (2) analyst recommendations and opinions, including, but not limited to, the restrictions contained in FINRA Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto), (3) French laws and regulations, (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any Ordinary Shares or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Ordinary Shares held immediately before the effective date of the registration statement for such offering or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Ordinary Shares or other securities, in cash, or otherwise. The foregoing provisions of this Subsection 2.9 shall apply only to the IPO and shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, or the transfer of any shares to any trust for the direct or indirect benefit of the Holder or the immediate family of the Holder, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, and shall be applicable to the Holders only if all officers and directors are subject to the same restrictions and the Company uses reasonable best efforts to obtain a similar agreement from all shareholders individually owning more than five percent (5%) of the Company’s outstanding Ordinary Shares; provided that in no event will the Holders be required to agree to a lockup, pursuant to the provisions of this Subsection 2.9, of any securities of the Company held by the Holders on terms less favorable than those provided to any other director, officer or shareholder holding at least five percent (5%) of the Company’s outstanding Ordinary Shares. The underwriters in connection with such registration are intended third-party beneficiaries of this Subsection 2.9 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Subsection 2.9 or that are necessary to give further effect thereto. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply pro rata to all Holders subject to such agreements, based on the number of shares subject to such agreements.

2.10                        Termination of Registration Rights. The right of any Holder to request registration or inclusion of Investor Shares in any registration pursuant to Subsection 2.1 shall terminate on the earliest of (i) the date NEA no longer owns any Investor Shares, (ii) such time after the U.S. Listing as Rule 144 or another similar exemption under the Securities Act is available for the sale of all of such Holder’s shares without limitation during a three-month period without registration, and (iii) the fifth anniversary of the U.S. Listing.

3.                                      Miscellaneous.

3.1                               Successors and Assigns. The rights under this Agreement may be assigned (but only with all related obligations) by a Holder to a transferee of Investor Shares that (i) is an Affiliate of a Holder; (ii) is a Holder’s Immediate Family Member or trust for the benefit of an individual Holder or one or more of such Holder’s Immediate Family Members; provided, however, that (x) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Investor Shares with respect to which such rights are being transferred; and (y) such transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement, including the provisions of Subsection 2.7. For the purposes of determining the number of Investor Shares held by a transferee, the holdings of a transferee (1) that is an Affiliate or shareholder of a Holder; (2) who is a Holder’s Immediate Family Member; or (3) that is a trust for the benefit of an individual Holder or such Holder’s Immediate Family Member shall be aggregated together and with those of the transferring Holder; provided further that all transferees who would not qualify individually for assignment of rights shall, as a condition to the applicable transfer, establish a single attorney-in-fact for the purpose of exercising any rights, receiving notices, or taking any action under this Agreement. The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

3.2          Governing Law. This Agreement shall be governed by the internal law of the State of New York, without regard to conflict of law principles that would result in the application of any law other than the law of the State of New York.

3.3          Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf  or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

3.4          Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

3.5          Notices.

(a)           All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or (i) personal delivery to the party to be notified; (ii) when sent, if sent by electronic mail during the recipient’s normal business hours, and if not sent during normal business hours, then on the recipient’s next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next-day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their addresses as set forth on Schedule A hereto, or to the principal office of the Company and to the attention of the Chief Executive Officer, in the case of the Company, or to such email address or address as subsequently modified by written notice given in accordance with this Subsection 3.5. If notice is given to the Company, a copy shall also be sent to Gide Loyrette Nouel, 15 Rue de Laborde, 75008 Paris, France, Attn: Arnaud Duhamel, and Cooley LLP, 55 Hudson Yards, New York, NY 10001, Attn: Divakar Gupta, and if notice is given to Investors, a copy shall also be given to Morrison & Foerster LLP, 200 Clarendon Street, Boston, MA 02116, Attn: Ori Solomon.

(b)           Consent to Electronic Notice. Each Investor consents to the delivery of any notice hereunder or any shareholder notice by electronic transmission at the electronic mail address set forth below such Investor’s name on the Schedules hereto, as updated from time to time by notice to the Company, or as on the books of the Company. Each Investor agrees to promptly notify the Company of any change in such stockholder’s electronic mail address, and that failure to do so shall not affect the foregoing.

3.6             Amendments and Waivers. Any term of this Agreement may be amended, modified or terminated and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Company and the Holders holding at least a majority of the Investor Shares then outstanding, including the written consent of NEA so long as it holds the Minimum Shares; provided that any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party. Notwithstanding the foregoing, this Agreement may not be amended, modified or terminated and the observance of any term hereof may not be waived with respect to any Investor without the written consent of such Investor, unless such amendment, modification, termination, or waiver applies to all Investors in the same fashion. Notwithstanding the foregoing, Schedule A hereto may be amended by the Company from time to time to add transferees of any Investor Shares in compliance with the terms of this Agreement without the consent of the other parties; and Schedule A hereto may also be amended by the Company after the date of this Agreement without the consent of the other parties to add information regarding any additional Investor who becomes a party to this Agreement in accordance with Subsection 3.9. The Company shall give prompt notice of any amendment, modification or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, modification, termination, or waiver. Any amendment, modification, termination, or waiver effected in accordance with this Subsection 3.6 shall be binding on all parties hereto, regardless of whether any such party has consented thereto. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

3.7             Severability. In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

3.8             Aggregation of Shares. All Investor Shares held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Affiliated persons may apportion such rights as among themselves in any manner they deem appropriate.

3.9             Additional Investors. Notwithstanding anything to the contrary contained herein, any holder of Ordinary Shares that are “restricted securities” (as defined in Rule 144(a)(3) under the Securities Act) and that may be subject to the volume and manner of sale restrictions of Rule 144 may, in the Company’s sole discretion, become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement, and thereafter shall be deemed an “Investor” for all purposes hereunder. No action  or consent by the Investors shall be required for such joinder to this Agreement by such additional Investor, so long as such additional Investor has agreed in writing to be bound by all of the obligations as an “Investor” hereunder.

3.10          Entire Agreement. This Agreement (including any Schedules hereto) constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

3.11          Dispute Resolution. The parties (a) hereby irrevocably  and unconditionally submit to the jurisdiction of the state courts of New York and to the jurisdiction of the United States District Court for the Southern District of New York for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of New York or the United States District Court for the Southern District of New York, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

WAIVER OF JURY TRIAL: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

Each party will bear its own costs in respect of any disputes arising under this Agreement. Each of the parties to this Agreement consents to personal jurisdiction for any equitable action sought in the U.S. District Court for the Southern District of New York or any court of the State of New York having subject matter jurisdiction.

3.12          Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such nonbreaching or nondefaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

3.13          Acknowledgment. The Company acknowledges that certain of the Investors are in the business of venture capital investing and therefore review the business plans and related proprietary information of many enterprises, including enterprises which may have products or services which compete directly or indirectly with those of the Company. Nothing in this Agreement shall preclude or in any way restrict the Investors from investing or participating in any particular enterprise whether or not such enterprise has products or services which compete with those of the Company.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVENTIVA S.A.

By:	/s/ Frédéric Cren

Name: Frédéric Cren

Title: CEO

SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

NEW ENTERPRISE ASSOCIATES 17, L.P.

By: NEA Partners 17, L.P.
By: NEA 17 GP, LLC

By:	/s/ Louis Citron
Name: Louis Citron
Title: Chief Legal Officer

SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT

NOVO HOLDINGS A/S

By:Thomas Dyrberg, Managing Partner

By:	/s/ Thomas Dryberg

SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT

BVF PARTNERS L.P.

By:	/s/ Mark Lampert
Name: Mark Lampert
Title: President of BVF Inc., General Partner BVF Partners L.P., General Partner of Biotechnology Value Fund, L.P.; Biotechnology Value Fund II, L.P., Attorney-in-Fact of MSI BVF SPV L.L.C.

SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT

INVENTIVA S.A.

JOINDER AGREEMENT

The undersigned hereby agrees to become a party to the Registration Rights Agreement (the “Registration Rights Agreement”), dated as of September 18, 2019, by and among Inventiva S.A., a societe anonyme organized under the laws of the French Republic (the “Company”) and each of the parties listed on Schedule A thereto. Effective as of the undersigned’s acquisition of shares of the Company’s capital stock pursuant to the Subscription Agreement, dated September 30, 2019, the undersigned is hereby made a party to, and agrees to be bound by the terms of, the Registration Rights Agreement as an “Investor’’ thereunder pursuant to the terms of Section 3.9 of the Registration Rights Agreement. The undersigned agrees that this Joinder Agreement may be attached to the Registration Rights Agreement as a counterpart signature page thereto.

The undersigned acknowledges receipt of a copy of the Registration Rights Agreement. The physical and electronic addresses to which notices may be sent to the undersigned are as follows:

Sofinnova Partners

7-11, boulevard Haussmann

75009 Paris France

Attention: Armance Bordes Phone: +33 (0)17623 41 09

Email: abordes@sofinnovapartners.com

Sofinnova Partners

By:	/s/ Monique Saulnier
Name: Monique Saulnier
Title: Managing Director
Date: September 30, 2019

SCHEDULE A

Investors

New Enterprise Associates 17, L.P.

 c/o New Enterprise Associates 1954

 Greenspring Drive, Suite 600

Timonium, MD 21093

Attn: Louis Citron, Chief Legal Officer

 Email: lcitron@nea.com

BVF Partners LP

44 Montgomery Street 40th Floor

 San Francisco CA 94104

Attn: James Kratky CFO, CCO

 Email: kratky@bvflp.com

Novo Holdings A/S

 Tuborg Havnevej 19

 DK-2900 Hellerup

 Denmark

Sofinnova Partners

7-11, boulevard Haussmann

75009 Paris France

Attention: Armance Bordes

Phone: +33 (0)17623 41 09

Email: abordes@sofinnovapartners.com